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                                                          OMB APPROVAL
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                                               OMB Number              3235-0362
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                                               Expires:       September 30, 1998
                                               Estimated average burden
                                                 hours per response..........1.0
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FORM 5
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/ / Check this box if no          U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Tai            William                                     8x8, Inc. - EGHT                  Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------     X Director        10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
               2445 Mission College Blvd.         Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)       March 25, 1999       ----        title ---       below)
                       (Street)                                           -------------------               below)
 Santa Clara      California         95054                                5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                   (Month/     (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                   Day/Year)                                             Fiscal Year         (D) or         cial
                                                        ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                                 25,000              D
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                     SEC 2270(7-96)
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

FORM 5 (CONTINUED)            TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                          E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Stock Option (right to buy)   $5.62      6/15/98        A       4,000            (1)   6/15/2008  Common   4,000
                                                                                                  Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Stock Option (right to buy)      45,000                    D
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Explanation of Responses:
(1) 1/48th of the Shares vest on the last day of each full month after June 15, 1998 until all of the Shares have vested.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                           /s/ William Tai              May 5, 1999
                                                                                       -------------------------------  -----------
                                                                                        **Signature of Reporting Person    Date

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                          SEC 2270(7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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